UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Great Lakes Dredge & Dock Corporation

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On April 30, 2020, Great Lakes Dredge & Dock Corporation (the “Company”) issued the below press release pertaining to its Annual Meeting of Stockholders to be held on May 6, 2020 (the “Annual Meeting”).  This supplement is being filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2020 as additional soliciting material.  It should be read in conjunction with the Proxy Statement filed by the Company in connection with the Annual Meeting on March 24, 2020.

Great Lakes to Host Hybrid Annual Meeting of Stockholders

OAK BROOK, Ill., April 30, 2020 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ:GLDD), the largest provider of dredging services in the United States, is scheduled to hold its Annual Meeting of Stockholders on Wednesday, May 6, 2020 at the Le Méridien Hotel Chicago – Oak Brook Center, 2100 Spring Road, Grand Salon I, Oak Brook, Illinois 60523. Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of its employees, shareholders, and the community, the Company has made the decision to change the format of the 2020 Annual Meeting of Shareholders to a hybrid meeting, allowing stockholders to attend via live online webcast. In addition, the time of the 2020 Annual Meeting has been changed to 8:30 a.m. CDT.

The Company encourages shareholders to participate in the 2020 Annual Meeting via live online webcast. Please be aware that Illinois Governor JB Pritzker has issued an order prohibiting gatherings of more than 10 people. As a result, you may not be able to attend the meeting in person if more than 10 people are present when you arrive. Accordingly, and because of concerns relating to COVID-19, we encourage you to vote your shares in advance of the meeting.

To attend the meeting via online webcast, you must first scan your proxy card or other proof of ownership to annualmeeting2020@gldd.com, or fax it to the attention of Kathleen LaVoy, Corporate Secretary, at 630-574-3007 no later than 11 a.m. CDT, Tuesday, May 5, 2020. Upon verification of your proxy card or other ownership information, you will be provided with access information for the virtual component of the meeting. Stockholders who participate in the virtual meeting only will not be able to vote their shares during the meeting through the virtual meeting portal.  They will, however, be able to use the portal to submit questions pertaining to the matters before the meeting. To assist the Company with verification of your ownership information, if you hold your shares through a broker, bank or other nominee (that is, in “street name”), we encourage you to contact your broker to obtain a broker’s proxy card and provide that card to the Company as your proof of ownership.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.